EXHIBIT 4.4

[FORM OF NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS]

REED’S, INC.

NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS

Up to 300,000 Shares of Series B Convertible Preferred Stock Issuable Upon Exercise of Rights
to Subscribe for Such Shares at $10.00 per Share

Enclosed for your consideration is a prospectus, dated [                ], 2009 (the “Prospectus”), relating to the offering by Reed’s, Inc., a Delaware corporation (the “Company”) of subscription rights (the “Rights Offering”) to purchase shares of the Company’s Series B Convertible Preferred Stock (“Series B Preferred”) by stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on [              ], 2009 (the “Record Date”).

Pursuant to the offering, the Company is issuing Rights to subscribe for up to 300,000 shares of the Company’s Series B Preferred, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on [                        ], 2009 and ends at 5:00 p.m., New York City time, on [             ], 2009, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Series B Preferred will not be listed on the NASDAQ Capital Market;  however the Company intends to apply to the OTC Bulletin Board for quotation of the Series B Preferred. The Rights are transferable and will be listed for trading on the NASDAQ Capital Market under the symbol “REEDR” during the course of this offering.

As described in the Prospectus, Record Date Stockholders will receive one (1) Right for each share of the Company’s common stock, $0.0001 par value, owned on the Record Date.

Four (4) Rights entitle the holder (the “Rights Holders”) to purchase one share of Series B Preferred at the subscription price of $10.00 per share (the “Basic Subscription Right”).

Rights Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “Over-Subscription Right” and together with the Basic Subscription Right, the “Rights”). If requests for shares of Series B Preferred pursuant to the Basic Subscription Right exceed the shares of Series Preferred available, the shares of Series B Preferred will be allocated pro-rata among Rights Holders on the number of Rights then held. Each Over-Subscription Right entitles the holder to subscribe for an additional amount equal to up to 400% of the shares of Series B Preferred for which such holder was otherwise entitled to subscribe (calculated prior to the exercise of any rights). If sufficient remaining shares of Series B Preferred are available, all over-subscription requests will be honored in full. If requests for shares of Series B Preferred pursuant to the Over-Subscription Right exceed the remaining shares of Series Preferred available, the remaining shares of Series B Preferred will be allocated pro-rata among Rights Holders who over-subscribe based on the number of Rights then held. Rights may only be exercised for whole numbers of shares; no fractional shares of Series B Preferred will be issued in the Rights Offering.

The rights will be evidenced by subscription rights certificates (the “Subscription Certificates”).

Enclosed are copies of the following documents:

1.	Prospectus, dated [ ], 2009;

2.	Subscription Certificate; and

3.	A return envelope, addressed to [ ] (the “Subscription Agent”).

Your prompt attention is requested. To exercise your Rights, you should properly complete and sign the Subscription Certificate and forward it, with payment of the subscription price in full for each share of Series B Preferred subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right to the Subscription Agent, as indicated on the Subscription Certificate. The Subscription Agent must receive the properly completed and duly executed Subscription Certificate and full payment at or prior to 5:00 p.m., New York City time, on the Expiration Date.

You will have no right to rescind your subscription after receipt of your payment of the subscription price, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (800) 322-2885.

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